Exhibit 99.1

MarketAxess Elects Roberto Hoornweg to its Board of Directors

NEW YORK | January 27, 2025 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced the election of Roberto Hoornweg to its Board of Directors, effective March 1, 2025. Mr. Hoornweg will serve on the Board’s Risk Committee and Finance Committee. Mr. Hoornweg brings extensive global financial markets expertise, fixed-income knowledge and leadership experience from a number of financial institutions.

Most recently, Mr. Hoornweg was appointed the Co-Head, Corporate & Investment Banking at Standard Chartered in April 2024, after serving as Global Head of Financial Markets since January 2017. Prior to joining Standard Chartered, Mr. Hoornweg held senior roles at Brevan Howard Asset Management and UBS Investment Bank in London.

Prior to UBS, Mr. Hoornweg’s financial markets experience was honed during his 17-year career at Morgan Stanley where he held various senior roles in fixed income derivatives, including leading the global Emerging Markets Fixed Income & FX business, and as Head of Global Interest Rates, Credit and Currencies.

“We are pleased to welcome Roberto to our Board,” said Chris Concannon, CEO of MarketAxess. “His wealth of experience in fixed-income, as well as his deep knowledge of international markets, will add great value to MarketAxess as we continue to prioritize our expansion across global markets. On behalf of our Board and leadership team, we look forward to working with and learning from him.”

“I am honored to be joining the Board at MarketAxess, a recognized fintech leader that shares my passion for continuous improvement and innovation across fixed-income markets globally. I look forward to helping the firm continue to serve and empower institutional investors and dealers at a time where the appetite for technology and efficiency has never been higher,” said Mr. Hoornweg.

Mr. Hoornweg holds a Bachelor of Science with a major in Economics from the Massachusetts Institute of Technology.

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About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to malicious cyber-attacks and attempted data security breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

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Contacts
INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Mary Sedarat MarketAxess Holdings Inc. +1 212 813 6226 msedarat@marketaxess.com